Exhibit 99.1

For Immediate Release

Contacts:	Dawn Ratté	Mary Sadlier
	401-453-4748; 401-580-9597	401-453-4748; 401-556-3252
	dratte@advertisingventures.com	msadlier@advertisingventures.com

Bank Rhode Island Promotes Mark Meiklejohn to

Executive Vice President, Chief Lending Officer

PROVIDENCE, R.I., (November 13, 2007) – Mark Meiklejohn has been promoted to executive vice president and chief lending officer at Bank Rhode Island (BankRI).

“When Mark was recruited from one of our larger competitors two years ago, we were confident that his over 20 years of commercial banking experience could enable us to compete more effectively for larger credits in this marketplace,” noted Merrill W. Sherman, BankRI president and chief executive officer. “His reputation and experience have made a real difference, and this promotion is a testament to what he is helping us build.”

In this newly created position Meiklejohn will report to Sherman and have responsibility for all commercial lending areas, the bank’s Lending Services Unit, One Trust and Private Bank -- the bank’s private banking group, and Macrolease -- BankRI’s Long Island-based leasing company.

Meiklejohn has been with BankRI since January 2006. Prior to this promotion, Meiklejohn was senior vice president and corporate banking director. Prior to joining BankRI, Meiklejohn was senior vice president for middle market lending at Citizens Bank, where he had been since 1999.

Meiklejohn is a graduate of the University of Connecticut. He currently serves on the board of the directors of the United Way of Rhode Island and the Business Development Company of Rhode Island. He also serves as vice president/secretary of the Rhode Island Bankers Association.

Meiklejohn, his wife, and three children reside in Exeter, Rhode Island.

Bank Rhode Island, a wholly-owned subsidiary of Bancorp Rhode Island, Inc. (NASDAQ:BARI), is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The bank operates 16 branches in Providence, Kent and Washington counties.

###